EXHIBIT 21.1
SUBSIDIARIES OF QLOGIC CORPORATION
QLGC Limited (d/b/a QLogic Ireland) (Ireland)
QLogic Hong Kong Limited (Hong Kong)
QLogic International Ltd. (Bermuda)
QLogic Luxembourg S.a.r.l. (Luxembourg)
QLogic México, S. de R.L. de C.V. (Mexico)
QLogic Roseville, Inc. (California)
QLogic Storage Network Infrastructure (Beijing) Co., Ltd. (China)
QLogic Switch Products, Inc. (Minnesota)
QLogic System Interconnect Group, Inc. (Delaware)
QLogic (UK) Limited (United Kingdom)
SilverStorm Technologies, Inc. (Delaware)